SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) May 31, 2005

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Cockeysville, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2005, Sinclair Broadcast Group, Inc. (the “Company”) filed a Form 8-K disclosing that on May 31, 2005, the Company had entered into an agreement with Auto Properties LLC, an affiliate of Atlantic Automotive Corporation (“Atlantic Automotive,” formerly Summa Holdings, Ltd.), pursuant to which the Company had agreed to sell its 17.5% equity interest, or 21.22 shares, in Atlantic Automotive to Auto Properties LLC for approximately $21.5 million in cash.  David D. Smith, the Company’s President, Chief Executive Officer and Director, has a controlling interest in Atlantic Automotive Corporation and a 50% interest in Auto Properties LLC.

On August 2, 2005, the agreement between the Company and Auto Properties LLC was nullified and the Company entered into new stock purchase agreements with David D. Smith and Steven B. Fader, an unrelated third party, and entered into a stock redemption agreement with Atlantic Automotive, totaling approximately $21.5 million.  Pursuant to the stock purchase agreement, 9.87 shares were sold to each party for $10.0 million in cash and pursuant to the stock redemption agreements, Atlantic Automotive redeemed the remaining 1.48 shares of the Company’s equity interest for $1.5 million in cash.

The transaction was approved by the independent members of the Board of Directors.  Mr. Smith was not a participant in the decision to sell the Company’s equity interest in Atlantic Automotive.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Stock Purchase Agreement, Stock Redemption Agreement and the transactions contemplated by these Agreements. The foregoing description is qualified in its entirety by reference to the Stock Purchase Agreement and Stock Redemption Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Stock Redemption Agreement (dated August 2, 2005) by and between Sinclair Broadcast Group, Inc. and Atlantic Automotive Corporation.

Exhibit 10.2 Stock Purchase Agreement (dated August 2, 2005) by and among Sinclair Broadcast Group, Inc. and David D. Smith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President / Chief Accounting Officer

Dated: August 8, 2005